Exhibit 21.1

Subsidiaries List
As at March 31, 2006

Entity Name	Jurisdiction of Incorporation or Formation
Western Mesquite Mines, Inc.	Nevada
Western Goldfields (Canada) Inc.	Ontario
Calumet Mining Company	Idaho